EXHIBIT 14

MAINSTREET FINANCIAL
CORPORATION

and

MAINSTREET SAVINGS BANK, FSB

CODE OF BUSINESS CONDUCT
AND ETHICS
Adopted: September 20, 2006

Next Page

PART I

OVERVIEW

Purpose of the Code

This Code of Business Conduct and Ethics ("Code") is intended to deter wrongdoing and promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Avoidance of conflicts of interest, or the appearance of conflicts, including appropriate disclosure to supervisors of any material transaction or relationship that reasonably could be expected to give rise to a conflict;

  Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the SEC and in all public communications made by the Company;

  Compliance with applicable governmental laws, rules and regulations;

  Prompt internal reporting to designated persons of violations of the Code; and

  Accountability for adherence to the Code.

Application of the Code

The Code applies to all MainStreet Financial Corporation (the "Company") directors and employees, including subsidiary and affiliate directors and employees. The Code applies to all employee decisions and activities within the scope of employment, or when representing the Company in any capacity. A copy of the Code will be included in the orientation package provided to new employees. Following review of the Code, new employees will be asked to sign a written confirmation that they have reviewed the Code in its entirety, and agree to adhere to its provisions. Existing employees will be asked to review the Code each time it is amended. All Company managers should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed.

[Copies of the Code may be obtained from Senior Vice President Nichols. The Code will also be incorporated into the Employee Handbook and the Company's website.]

Obtaining Guidance

If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, including whether a conflict or potential conflict of interest may exist, please contact your immediate supervisor. If you are uncomfortable speaking to your immediate supervisor, or if you require additional guidance after having consulted with your supervisor, you are encouraged to contact either the President or the Chairman of the Board.

Next Page

Reporting Violations of the Code

Acting with the highest standard of ethics and integrity is critical to the success of our Company, and must be reflected in our daily decisions and actions. It is the duty and responsibility of each director and employee to understand and adhere to the principles provided in the Code so that potential issues may be effectively and efficiently resolved and the valuable reputation of the Company preserved. This includes violations or possible violations involving you, another employee, including managers, or an agent acting on behalf of the Company or a director. Any violation of law, rule or regulation applicable to the Company and/or corporate policy is also a violation of this Code. Violations of the Code may result in disciplinary action including, in severe situations, immediate termination of employment.

If you know of or suspect a violation of the Code, including actions or failures to act, immediately report the matter to your supervisor or the persons listed above. Concerns regarding accounting, internal accounting controls or auditing matters that arise in the ordinary course of business and that cannot be resolved with your immediate supervisor should be directed to the President or the Chairman of the Board. If you are not comfortable reporting a known or suspected violation in person, you may contact the Corporations legal counsel, Tom VanDis (of the firm of Miller Canfield Paddock and Stone), at (269) 381-7030 to leave a confidential message.

In addition, concerns regarding questionable accounting, internal accounting controls or auditing matters may be made directly to the Chairman of the Audit Committee by sending a written notice to Carl A. Schoessel, 747 Terry Lane, Hastings, Michigan, 49058.

All concerns or complaints will be promptly investigated and appropriate action taken. The President will document the results of the investigation in a report to the Board of Directors in order to ensure a fair process is utilized in determining whether a violation of the Code has occurred. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Company absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential. Please provide sufficient information to allow us to properly investigate your concerns. The Company will retain a record of all concerns and complaints, and the results of its investigations, for five years.

Next Page

PART II

PRINCIPLES AND STANDARDS OF CONDUCT

Definition of Conflict of Interest

A "conflict of interest" is defined as a director or employee's involvement in outside interests which might either conflict with that person's duty to the Company or adversely affect that person's judgment in the performance of his or her responsibilities.

Policy

It is the Company's policy that directors and employees may not engage in conduct which will conflict with the interests of the Company. It is important to avoid even the appearance of a conflict of interest, since the appearance of a conflict of interest can be as damaging as an actual conflict, whether to the reputation of the Company or the individual.

No statement of policy can address all situations which may present a conflict of interest for directors or employees. The Company must rely on the character, integrity and judgment of its directors or employees to avoid those situations which may create a conflict of interest, or the appearance of a conflict. In situations not specifically addressed in this Code, or in instances in which employees need additional guidance or explanation regarding a particular situation, employees are encouraged to consult their immediate supervisor, or to contact the individuals referenced in Part I of this Code.

Confidential and Insider Information

Confidentiality is a fundamental principle of the financial services business. In the course of performing your duties, you may acquire confidential information. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed. Confidential information, in any form, obtained through business or personal contacts with customers, prospective customers, suppliers, or other employees shall be used solely for the Company's purposes. Information reflecting favorably or adversely upon the current or future value of any business enterprise should not be used in any manner for personal gain or for advantage to a third party. This information must not be revealed to unauthorized persons or discussed with others within the Company unless their duties require this information. The use of confidential information submitted to us through any source about one customer to further the private interests of another customer is unethical and may be illegal.

Some specific examples of confidential information include:

  The identity of customers and potential customers and their personal, business and financial information;

  Non-public business and financial information of the Company; personal information regarding any employee of the Company;

  Personal or non-public business information regarding any supplier, vendor or agent of the Company;

Next Page

  Information related to, including the identity of, potential candidates for mergers and acquisitions;

  Information regarding the Company's sales strategies, plans or proposals;

  Information related to computer software programs, whether proprietary or standard;

  Information related to documentation systems, information databases, customized hardware or other information systems and technological developments;

  Manuals, processes, policies, procedures, compositions, opinion letters, ideas, innovations, inventions, formulas and other proprietary information belonging to the Company or related to the Company's activities;

  Security information, including without limitation, policies and procedures, passwords, personal identification numbers (PINs) and electronic access keys;

  Communications by, to and from regulatory agencies; and

  Certain communications with or from attorneys for the Company, whether internal or external.

This caution on confidential information does not preclude releasing certain customer information when authorized by the customer or to the government when appropriate. The guidance of the Company's President should be sought in all such cases. Disclosure of confidential information to attorneys, accountants and other professionals working on behalf of the Company, as well as regulatory examiners, may also be appropriate.

Material Inside Information

Generally, material inside information is defined as any information that is confidential in nature, and that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Company's stock. The following types of information, if not generally known or publicly disclosed, should be considered material inside information and treated according to the provisions of this Code and any Company insider trading policy:

  Proposals or plans for mergers and acquisitions;

  Earnings estimates or results, whether for the month, quarter or year;

  Changes in dividends;

  New product innovation, development or implementation;

  Major litigation, adverse regulatory proceeding or material threat of either event;

  Significant operational issues, including changes in non-performing assets;

  Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and

Next Page

  Any other information which, if known, would likely influence the decisions of investors.

Personal Investment Activity

Directors and employees of the Company, like any other individuals, may make personal investments in corporate stock, real estate, etc. Such investments, however, shall not be made as a result of confidential information that is also material inside information obtained through your position with the Company. Particular care should be taken with original or new stock issues. Confidential information about the Company and its customers and suppliers acquired by directors and employees in the course of their duties is to be used solely for the Company's purposes, and not as a basis for personal investment by directors and employees or their immediate families. In making personal investments, all directors and employees should be guided by a keen awareness of potential conflict. In addition, it is Company policy that no director or employee may enter into an investment transaction which would create, or give the appearance of creating, a conflict of interest between the director or employee and the Company or between the Company and any customer. While it is not possible to enumerate all possible conflicts, the following specific situations should be avoided when making investment decisions:

1.	Investment in securities of a customer, supplier, or competitor since it may be construed as affecting the individual's judgment exercised on behalf of the Company. This restriction shall not apply to an investment in the securities of a public company which does not exceed 5% of the outstanding class of such securities.

2.	Making or disposing of investments in a company, including the Company, with knowledge of material, non-public information concerning that company.
3.	A director or employee should not allow a customer to arrange investments for his or her account, or that of his or her immediate family, nor should the director or employee become involved in investments sponsored by a customer under circumstances which might create either a conflict of interest or the appearance of such a conflict.

4.	Investment activity paralleling or anticipating investment action by the Company must be avoided.

Personal Finances

Personal finances should be managed in a manner consistent with the highest standards of conduct. Directors, employees and their immediate families should borrow only from reputable organizations which regularly lend money and such borrowing must carry the prevailing rate of interest and not involve favored treatment of any kind, except as set forth below under "Lending Practices". Borrowing from relatives is not subject to restriction. Employees are not permitted to borrow money from their co-workers.

Directors and employees should not be signatories on customers' accounts or otherwise represent customers. This does not include customers who are related to a director or employee by blood or marriage.

Next Page

Acceptance of Gifts and Fees

Directors, employees and their immediate families shall not solicit, accept or retain a benefit for themselves or for any third party from any customer of the Company, any individual or organization doing or seeking to do business with the Company, or from any other individual or organization based on a Company relationship other than normal authorized compensation, with the intent to be influenced or rewarded in connection with any business or transaction of the Company. In this context, a benefit is regarded as any type of gift, gratuity, favor, service, loan, legacy (except from a relative), fee or compensation, or anything of monetary value.

Specific exceptions to this prohibition are made if there is no, and there appears to be no, reasonable likelihood of improper influence in the recipient's performance of duties on behalf of the Company. The personal benefit, however, must be one of the following:

1.	Acceptance of customary hospitality (business luncheons, dinners, golf outings, ball games, etc.) where it is directly related to Company activities and provided that the expense would be paid for by the Company if not paid for by another party. Any entertainment beyond that scope or of a frequent nature (more than twice a year by the same party) must be pre-authorized by the President.

2.	Non-cash gifts of less than $200 which represent expressions of friendship such as those received at holiday time or upon the occurrence of special occasions (i.e., a new job, promotion, wedding, retirement, etc.).

3.	Gifts based upon kinship, marriage, or social relationships beyond and apart from any business relationship where that relationship is the obvious motivating factor for the gift.
4.	Unsolicited advertising and promotional material with a value of less than $200.
5.	Awards given by charitable, educational, civic or religious organizations for meritorious contributions or service.
6.	Discounts or rebates on merchandise or services that do not exceed those available to other customers of the merchant.

If an employee or director receives or anticipates receiving a benefit from a Company customer or vendor and is unsure whether acceptance of the gift is in compliance with this policy, a written disclosure should be made to the President. The Board of Directors may approve the acceptance of the benefit if the acceptance is otherwise consistent with this policy.

Directors, employees and their immediate families should never borrow personally from customers or suppliers unless these entities are engaged directly in the lending business, and then only under normal conditions with respect to interest rates, terms, security, and repayment programs that are available to any borrower.

Next Page

Political Contributions

It is the policy of the Company to strictly comply with all applicable federal and state political campaign laws. Under federal law, corporations are prohibited from making any contribution or expenditure in connection with any federal election or campaign. In accordance with federal law, no director or employee shall make any direct or indirect contribution of funds or other property of the Company in connection with the election of a candidate to any federal office. For these purposes, use of the corporate facilities and equipment for political activities is deemed to be a "contribution".

Loans to a candidate for political office or to a political committee are not prohibited as long as the loan is made in the ordinary course of business and meets the Company's usual credit criteria and approval procedures for the particular type of loan.

The Company's policies regarding corporate political contributions are not intended to discourage directors and employees from making personal contributions to candidates or political parties of their choice.

Outside Activities

Outside activities that might constitute a conflict of interest or interfere with performance, or compromise a director's or employee's position, are to be avoided. Employee activities such as outside employment; the rendering of investment, legal or accounting services; membership on corporate boards of directors; seeking of an elective political position; or appointment to government bodies should be reviewed and approved by the President prior to such undertakings. No outside employment or activity will be approved which is not in the Company's best interest or which will encroach upon regular working hours, interfere with regular duties, or necessitate such long hours as to affect the employee's productivity. As in the past, we continue to encourage active participation on the part of directors, officers and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of our organization within the community.

Lending Practices

1.	It is the policy of the Company to provide prudent lending services to adequately supply the credit needs of its customers. Any rate concessions shall be based solely upon a borrower's credit worthiness and overall business relationship with the Company. Loans may be offered to all employees at a discounted rate pursuant to applicable banking regulations.

2.	Directors and employees are not in any way to represent or exercise authority on behalf of the Company, grant direct or indirect accommodations or make credit recommendations with respect to: (i) members of their families; (ii) any individual or organization to which the director, employee or his or her immediate family is indebted; or (iii) any organization with which the director, employee or his or her immediate family are associated or in which a material financial interest is held.

Next Page

3.	Federal law prohibits any director, officer or employee of the Company from granting any loan or gratuity to any public bank examiner or assistant bank examiner who examines the Company or has the authority to examine the Company.

4.	Any credit extension to principals of a venture in which a director or employee of the Company is involved, directly or indirectly, shall be initially approved by the Loan Committee and finally approved by the Board of Directors.

Giving Advice to Customers

Directors and employees may occasionally be asked by customers to comment upon the legality of a particular transaction. Since the Company cannot practice law or give legal or tax advice, directors and employees must exercise care in discussing transactions with customers and nothing should be said that might be interpreted as the giving of legal or tax advice.

Business Records and Other Documents

Each director and employee of the Company must act in a manner which will merit the continued trust and confidence of the public. To this end, the Company's Board of Directors has adopted the following guidelines regarding maintaining confidential information:

All records and files maintained by the Company are the property of the Company and are confidential. Such records and files are not to be copied or disclosed to any third party without authorization from the appropriate level of management as set forth below.

1.	Regulatory Communications - Communications received from any regulatory agency (including, but not limited to, the FDIC and the OTS) which are directed specifically to the Company (as opposed to regulatory information or communications which are addressed to all institutions under the jurisdiction of the regulatory agency) must be maintained in the strictest confidence. Under no circumstances may a director, employee, representative or other agent of the Company disclose any such information from any regulatory agency to any third party. If a director or an employee receives a request from a third person for any regulatory information relating to the Company, the employee must notify the President of the Company immediately. The President is the only representative of the Company authorized to respond to such request. The President may consult with the Board of Directors, counsel and such other persons as the President considers necessary and appropriate in order to respond to the request. The response is to comply with all applicable laws and regulations.

2.	Customer Records - Documents pertaining to individual customer account records are protected under the Federal Right to Privacy Act. Reproduction and/or disclosure of such customers or their records may be authorized by an officer of the Company upon receipt of a written request for those records authorized by the customer or otherwise complying with applicable law.

3.	Corporate Business Records - Information or documents pertaining to non-public Corporate business records may be reproduced and disclosed only upon receipt of authorization from the President or his designee. A request for an employee's personnel files may be authorized by the Senior Vice President responsible for Human Resources.

Next Page

4.	Subpoena of Records -- Records requested under the power of a subpoena or summons (either in civil or criminal matters) are to be reviewed by the Company's President or his designee prior to producing any records. Please note that this guideline will not apply in the case of a search warrant. Upon verification of the identity of a law enforcement officer, all records demanded under the search warrant shall be provided to the officer without delay. A receipt for records provided shall be obtained from the officer and the President or his designee must be notified anytime a search warrant is served on the Company.

Preservation of the confidentiality of all Corporate records is of paramount importance to the Company. To this end, confidential information shall include, but is not limited to, any regulatory report of examination (and accompanying statements), any information, document or communication relating to supervision of the Company by any regulatory agency, information concerning transactions with customers, customer financial or credit reports, personnel and payroll records of present or past employees, financial records of the Company, records of purchases from vendors and suppliers, and any other information regarding the business affairs or operating practices or procedures of the Company.

Business Affiliations with Directors and Executive Officers

All business transactions between the Company and any of its directors, executive officers and/or their related interests shall be entered into only under the following conditions:

1.	The terms, conditions and means of compensation shall be no less favorable to the Company as other similar business transactions previously entered into by the Company or which may be entered into with persons who are not directors or executive officers of the Company or their related interests.

2.	All related party transactions between the Company's directors and executive officers and/or their related interests and the Company shall require the prior review and approval of a majority of the disinterested independent directors (as defined under the Nasdaq Global Market listing standards) of the Board of Directors, with the interested director abstaining from participating either directly or indirectly in the voting and discussion on the proposed business transaction. For these purposes, the term "related party transactions" shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404.

3.	The minutes of any Board meeting at which a business transaction between the Company and a director or his related interest is approved or denied shall include the nature and source of all information used to establish the reasonableness and comparable nature of the terms, conditions and means of compensation, with copies thereof attached as appropriate.

Conflict of Interest Committee and Policy

All directors and employees shall be responsible for advising the Company's President, in writing, of any business relationships, whether such relationships be on a direct personal basis or on an indirect basis through corporations, partnerships, limited partnerships, joint ventures or any other business entity in which the officer or director may have an ownership position greater than

Next Page

5%, if any of those business entities are selling a product or providing a service to, or borrowing money from, the Company. This requirement shall not apply to loans made to employees (other than executive officers) by a banking affiliate of the Company to any such person where the loan is made in the ordinary course of business on the same terms and subject to the same conditions as a loan to an unrelated third party. Also, directors and employees should similarly disclose any relationship between "immediate family members" and any vendor, supplier, client, or customer of the Company. An "immediate family member" is defined as a significant other, father, mother, child, brother, sister, in-laws, aunt, uncle or first cousin.

Compliance with Laws, Rules and Regulations

All directors and employees of the Company are required to comply with the requirements of this Code, all policies of the Company and applicable laws, rules and regulations. Directors and employees must also comply with the procedures implementing and effectuating the Company's policies. Failure to comply with the Company's policies and procedures may result in disciplinary action including, in severe situations, immediate termination of employment.

Guidelines for Use of Corporate Assets

The Company understands that from time to time, a director or employee may use Company assets, such as photocopiers, computers, secretarial time, Company time, telephone and facilities, etc., for personal use which is only incidental or represents minor uses of Company property. Although the Company does not encourage the use of Company property for personal reasons or benefit, the Company understands and acknowledges that minor or incidental use by a director or employee may unavoidably occur. This Code discourages minor or incidental use of Company assets for personal purposes. Excessive use of Company assets for personal purposes may result in disciplinary action.

Accounting Practices

All employees are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by the Company requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of the Company. Company policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to the SEC and in the Company's public statements. In furtherance of these requirements, employees must practice the following:

1.	No false, misleading or artificial entries shall be made on corporate books, records and reports for any reason.
2.	No undisclosed or unrecorded corporate funds or assets shall be established for any purpose.
3.	No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

Next Page

PART III

ADMINISTRATION AND WAIVERS

Administration

This Code will be administered and monitored by the Company's President. General questions and requests for additional information on this Code should be directed to this officer at the telephone number and e-mail address in Part I.

Waivers

Any requests for waivers of the Code for employees who are not executive officers should be directed through your supervisor to the President. Requests for waivers for directors and executive officers should be directed to the Board of Directors through the Corporate Secretary. Only a majority of the independent directors then serving on the Board of Directors may waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the principal accounting officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the principal accounting officer, must be promptly disclosed to the public if required by law or the rules of any exchange on which Company shares may be traded.

Next Page